Exhibit 99.1

Coldwater Creek Announces Fiscal 2007 First Quarter Results

Sandpoint, Idaho, May 29, 2007 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three-month period ended May 5, 2007.

Consolidated Results

Net income for the three-month period ended May 5, 2007, increased $0.5 million, or 4.0 percent, to $12.0 million, or $0.13 per diluted share. This compares with net income of $11.6 million, or $0.12 per diluted share, for the three-month period ended April 29, 2006. Net sales in the fiscal 2007 first quarter increased 30.7 percent to $281.3 million from $215.3 million in the fiscal 2006 first quarter.

Comparable store sales increased 7.3 percent for the three-month period ended May 5, 2007, compared with a 9.6 percent increase in the prior-year period.

“The net sales and earnings performance for the first quarter was a result of solid response to our spring merchandise in combination with effective cost-control measures,” said Dennis Pence, Chairman and Chief Executive Officer for Coldwater Creek. “We added new stores and gained additional market share during the period, despite the challenging traffic-related environment which continues to impact the women’s specialty apparel sector.”

“In regards to inventory, I am pleased to report that we ended the quarter with retail inventory per-square-foot well below last year,” said Georgia Shonk-Simmons, President & Chief Merchandising Officer.

Gross profit for the fiscal 2007 first quarter was $128.5 million, or 45.7 percent of net sales, compared with $100.4 million, or 46.7 percent of net sales, for the fiscal 2006 first quarter. The decrease in gross profit rate was primarily due to increased promotional activity partially offset by higher merchandise margins associated with the direct sourcing program.

Selling, general and administrative expenses for the fiscal 2007 first quarter were $110.7 million, or 39.4 percent of net sales, compared with $82.9 million, or 38.5 percent of net sales, for the fiscal 2006 first quarter. The increase in selling, general and administrative expenses of $27.8 million was driven primarily by marketing, personnel and overhead costs associated with the company’s retail expansion.

Income from operations for the fiscal 2007 first quarter increased $0.2 million, or 1.4 percent, to $17.8 million, or 6.3 percent of net sales, compared with $17.5 million, or 8.1 percent of net sales, for the fiscal 2006 first quarter.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, outlet stores and six test spa locations, increased 43.8 percent to $184.9 million in the fiscal 2007 first quarter, from $128.6 million in the fiscal 2006 first quarter. Retail segment net sales represented 65.7 percent of the company’s total net sales in the fiscal 2007 first quarter, compared with 59.7 percent in the fiscal 2006 first quarter.

The company opened 12 premium retail stores during the fiscal 2007 first quarter for a total of 252 premium retail stores in operation at the end of the fiscal 2007 first quarter, compared with 183 premium retail stores at the end of the fiscal 2006 first quarter.

Direct Segment

Direct segment net sales increased 11.2 percent to $96.4 million in the fiscal 2007 first quarter from $86.7 million in the fiscal 2006 first quarter. Direct segment net sales represented 34.3 percent of the company’s total net sales in the fiscal 2007 first quarter, compared with 40.3 percent in the fiscal 2006 first quarter.

Internet

Internet net sales increased 18.5 percent to $65.8 million in the fiscal 2007 first quarter from $55.5 million in the fiscal 2006 first quarter. Internet net sales represented 68.2 percent of the direct segment’s net sales in the fiscal 2007 first quarter, compared with 64.1 percent in the fiscal 2006 first quarter. Internet net sales represented 23.4 percent of the company’s total net sales in the fiscal 2007 first quarter, compared with 25.8 percent in the fiscal 2006 first quarter.

Catalog

Catalog net sales decreased 1.7 percent to $30.6 million in the fiscal 2007 first quarter from $31.1 million in the fiscal 2006 first quarter. Catalog net sales represented 31.8 percent of the direct segment’s net sales in the fiscal 2007 first quarter, compared with 35.9 percent in the fiscal 2006 first quarter. Catalog net sales represented 10.9 percent of the company’s total net sales in the fiscal 2007 first quarter, compared with 14.5 percent in the fiscal 2006 first quarter.

Liquidity and Inventory

At the end of the fiscal 2007 first quarter, the company had no short or long-term borrowings and a cash position of $152.1 million compared with a cash position of $132.9 million at the end of the fiscal 2006 first quarter. The company’s working capital increased to $179.2 million at the end of the fiscal 2007 first quarter from $140.4 million at the end of the fiscal 2006 first quarter. Retail store inventory per square foot, including retail inventory in the distribution center, decreased 9.4 percent compared with the prior year period. Total inventory increased $28.7 million, or 27.2 percent, to $134.1 million at the end of the fiscal 2007 first quarter from $105.4 million at the end of the fiscal 2006 first quarter. This increase is primarily attributable to the addition of 68 premium retail stores since the end of the fiscal 2006 first quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Tuesday, May 29, 2007 at 4:45 p.m. (Eastern) to discuss fiscal 2007 first quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=39535. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on June, 5, 2007. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “1175450”. A replay and transcript of the call will also be available in the Investor Relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss; unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores; our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs; factors that could cause us to curtail or abandon our spa concept test and to not be able to recover any amounts we have invested, including unexpected or increased costs or delays in developing the spa concept, strain on management or working capital resources and the possibility we will determine through development or testing of the concept that demand does not meet our expectations; unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs; new interpretations of or changes to current accounting rules; increasing competition from discount retailers and companies that have introduced concepts or products similar to ours; difficulties encountered in anticipating and managing customer returns; and such other factors as are discussed in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
	May 5, 2007	April 29, 2006
Statements of Operations:
Net sales	$281,292	$215,261
Cost of sales	152,805	114,827

Gross profit	128,487	100,434
Selling, general and administrative expenses	110,723	82,911

Income from operations	17,764	17,523
Interest, net, and other	2,216	1,606

Income before income taxes	19,980	19,129
Income tax provision	7,950	7,557

Net income	$12,030	$11,572

Net income per share - Basic	$0.13	$0.13

Weighted average shares outstanding - Basic	93,209	92,215

Net income per share - Diluted	$0.13	$0.12

Weighted average shares outstanding - Diluted	94,575	94,660

Supplemental Data:
	Three Months Ended
	May 5, 2007	April 29, 2006
Operating Statistics:
Catalogs mailed	33,842	30,343
Premium retail store count	252	183
Spa store count	6	1
Resort store count	—	2
Outlet store count	25	22
Premium retail store square footage	1,425	1,001

	Three Months Ended
	May 5, 2007	April 29, 2006
Channel Net Sales:
Retail	$184,860	$128,565
Internet	65,810	55,547
Catalog	30,622	31,149

Total	$281,292	$215,261

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS
	May 5, 2007	February 3, 2007
CURRENT ASSETS:
Cash and cash equivalents	$152,091	$148,680
Receivables	25,534	22,138
Inventories	134,108	126,953
Prepaid and other	17,652	13,626
Prepaid and deferred marketing costs	15,003	9,251
Deferred income taxes	6,089	6,000

Total current assets	350,477	326,648

Property and equipment, net	259,555	247,385
Deferred income taxes	2,760	2,070
Restricted cash	3,552	3,552
Other	887	820

Total assets	$617,231	$580,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$107,872	$85,412
Current deferred revenue	5,616	5,385
Accrued liabilities	57,825	60,941
Income taxes payable	—	1,591

Total current liabilities	171,313	153,329

Deferred rents	94,719	92,175
Deferred co-branded credit card revenue	8,862	8,771
Supplemental Employee Retirement Plan	7,234	7,046
Other	3,571	1,698

Total liabilities	285,699	263,019

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding
Common stock, $.01 par value, 300,000,000 shares authorized, 93,247,676 and 93,168,138 shares issued, respectively	932	932
Additional paid-in capital	126,247	124,302
Accumulated other comprehensive loss	(3,124)	(3,225)
Retained earnings	207,477	195,447

Total stockholders’ equity	331,532	317,456

Total liabilities and stockholders’ equity	$617,231	$580,475

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	May 5, 2007	April 29, 2006
OPERATING ACTIVITIES:
Net income	$12,030	$11,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,706	8,079
Stock compensation expense	1,191	506
Supplemental Employee Retirement Plan expense	354	335
Deferred rent amortization	(1,076)	(1,302)
Deferred income taxes	(844)	(1,242)
Excess tax benefit from exercises of stock options	(149)	(2,569)
Loss on asset disposition	474	—
Other	4	196
Net change in current assets and liabilities:
Receivables	(3,396)	(978)
Inventories	(7,155)	(19,125)
Prepaid and other	(4,026)	(2,249)
Prepaid and deferred marketing costs	(5,752)	(4,013)
Accounts payable	25,106	20,696
Accrued liabilities	(4,235)	1,185
Income taxes payable	(1,406)	82
Deferred co-branded credit card revenue	322	1,661
Deferred rents	4,739	4,847
Other changes in non-current assets and liabilities	1,712	(84)

Net cash provided by operating activities	29,599	17,597

INVESTING ACTIVITIES:
Purchase of property and equipment	(26,906)	(19,978)
Restricted cash	—	(50)

Net cash used in investing activities	(26,906)	(20,028)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	569	896
Excess tax benefit from exercises of stock options	149	2,569

Net cash provided by financing activities	718	3,465

Net (decrease) increase in cash and cash equivalents	3,411	1,034
Cash and cash equivalents, beginning	148,680	131,856

Cash and cash equivalents, ending	$152,091	$132,890